THE FRANCE GROWTH FUND, INC.

Special Meeting of Stockholders Held May 27, 2004

Final Report Of The Inspector Of Election

I, the undersigned, duly appointed Inspector of Election at the Annual Meeting of Stockholders (the "Meeting") of The France Growth Fund, Inc. (the "Fund"), held on May 27, 2004, hereby certify that:

1) Before entering upon the discharge of my duties as Inspector of Election at the Meeting, I took and signed an Oath of Inspector of Election.

2) The Meeting was held at the offices of Dechert LLP, 30 Rockefeller Plaza, New York, New York 10112, at 9:00 a.m., New York City time, on May 27, 2004, pursuant to notice duly given.

3) At the close of business on April 20, 2004, the record date for the determination of stockholders entitled to vote at the Meeting, there were issued and outstanding 12,072,000 shares of the Fund's common stock, each share being entitled to one vote, constituting all of the outstanding voting securities of the Fund.

4) At the Meeting, the holders of 8,902,643 shares of the Fund's common stock were represented in person or by proxy, constituting a quorum.

5) The undersigned canvassed the votes of the stockholders cast by ballot or proxy on the matters presented at the Meeting.

6) At the Meeting, the vote on the proposal to approve the liquidation and dissolution of the Fund pursuant to the provisions of the Plan of Dissolution, Liquidation and Termination of the Fund was as follows:

For                 Against                  Abstain
8,812,285           80,696                   9,662

IN WITNESS WHEREOF, I have made this Final Report and have hereunto set my hand this 27th day of May 2004.

IVS Associates, Inc.

/s/ Michael J. Barbera
Michael J. Barbera
EX-99.77C (Vote of Security Holders)